UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2010

Puda Coal, Inc.
(Exact name of registrant as specified in its charter)

333-85306
(Commission File Number)

Delaware	65-1129912
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

 426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China
(Address of principal executive offices, with zip code)

011 86 351 228 1302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On February 18, 2010, Puda Coal, Inc. (the “Company”) completed the offering and sale of 2,855,652 shares (the “Primary Shares”) of the Company’s Common Stock, par value $0.001 per share pursuant to an Underwriting Agreement (the “Underwriting Agreement”) with Brean Murray, Carret & Co., LLC and Newbridge Securities Corporation (collectively, the “Underwriters”) dated February 11, 2010.  The Primary Shares were sold to the public at a price of $4.75 per share.  The Company has granted the Underwriters a 30-day option to purchase an aggregate of 428,348 additional shares of Common Stock (the “Overallotment Shares”).  On February 16, 2010, the Underwriters exercised the option in full.  The offering of the Overallotment Shares closed simultaneously with the closing of the offering of the Primary Shares.  The net proceeds to the Company were approximately $14.5 million after deducting underwriting commissions and estimated expenses payable by the Company associated with the offering.

The Company’s current report on Form 8-K filed on February 18, 2010 and the Underwriting Agreement filed as Exhibit 1.1 hereto are incorporated herein by reference.  The foregoing description of the completion of the offering and the documentation related thereto do not purport to be complete and are qualified in their entirety by reference to such filing and exhibit.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated February 11, 2010, incorporated by reference to Form 8-K filed on February 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUDA COAL, INC.

Date: February 24, 2010	By:	/s/ Qiong Wu
Qiong Wu
Chief Financial Officer